Index to Consolidated Financial Statements

Exhibit 99.2
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2013	December 31, 2012
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$225,980	$167,088
Accounts receivable—oil and gas	22,023	25,615
Accounts receivable—related parties	37,062	34,848
Prepaid expenses and other current assets	1,435	1,506
Short-term derivative instruments	343	664
Total current assets	286,843	229,721
Property and equipment:
Oil and natural gas properties, full-cost accounting, $869,879 and $626,295 excluded from amortization in 2013 and 2012, respectively	1,932,419	1,611,090
Other property and equipment	8,924	8,662
Accumulated depletion, depreciation, amortization and impairment	(688,467)	(665,884)
Property and equipment, net	1,252,876	953,868
Other assets:
Equity investments ($212,413 and $151,317 attributable to fair value option in 2013 and 2012, respectively)	451,592	381,484
Other assets	13,159	13,295
Total other assets	464,751	394,779
Total assets	$2,004,470	$1,578,368
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$109,777	$110,244
Asset retirement obligation—current	780	60
Short-term derivative instruments	9,689	10,442
Deferred tax liability	158	—
Current maturities of long-term debt	152	150
Total current liabilities	120,556	120,896
Asset retirement obligation—long-term	12,560	13,215
Deferred tax liability	45,382	18,607
Long-term debt, net of current maturities	298,921	298,888
Other non-current liabilities	142	354
Total liabilities	477,561	451,960
Commitments and contingencies (Note 11)
Preferred stock, $.01 par value; 5,000,000 authorized, 30,000 authorized as redeemable 12% cumulative preferred stock, Series A; 0 issued and outstanding	—	—
Stockholders’ equity:
Common stock - $.01 par value, 100,000,000 authorized, 77,375,107 issued and outstanding in 2013 and 67,527,386 in 2012	773	674
Paid-in capital	1,395,288	1,036,245
Accumulated other comprehensive income (loss)	(6,629)	(3,429)
Retained earnings	137,477	92,918
Total stockholders’ equity	1,526,909	1,126,408
Total liabilities and stockholders’ equity	$2,004,470	$1,578,368
See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except share data)
Revenues:
Oil and condensate sales	$53,080	$64,004
Gas sales	1,466	613
Natural gas liquid sales	324	806
Other income	130	38
	55,000	65,461
Costs and expenses:
Lease operating expenses	5,172	5,849
Production taxes	7,287	7,769
Depreciation, depletion, and amortization	22,583	21,395
General and administrative	4,412	3,009
Accretion expense	175	176
Loss on sale of assets	427	—
	40,056	38,198
INCOME FROM OPERATIONS	14,944	27,263
OTHER (INCOME) EXPENSE:
Interest expense	3,479	153
Interest income	(79)	(27)
(Income) loss from equity method investments	(61,210)	268
	(57,810)	394
INCOME BEFORE INCOME TAXES	72,754	26,869
INCOME TAX EXPENSE	28,195	—
NET INCOME	$44,559	$26,869
NET INCOME PER COMMON SHARE:
Basic	$0.61	$0.48
Diluted	$0.61	$0.48
Weighted average common shares outstanding—Basic	72,830,215	55,626,208
Weighted average common shares outstanding—Diluted	73,334,848	56,247,609

See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Net income	$44,559	$26,869
Foreign currency translation adjustment	(3,567)	939
Change in fair value of derivative instruments (1)	(1,430)	(10,621)
Reclassification of settled contracts (2)	1,797	(100)
Other comprehensive (loss)	(3,200)	(9,782)
Comprehensive income	$41,359	$17,087

(1) Net of $(0.9) million and $0.0 million in taxes for the three months ended March 31, 2013, and 2012, respectively.

(2) Net of $1.2 million and $0.0 million in taxes for the three months ended March 31, 2013 and 2012, respectively.

See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)

			Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
	(In thousands, except share data)
Balance at January 1, 2013	67,527,386	$674	$1,036,245	$(3,429)	$92,918	$1,126,408
Net income	—	—	—	—	44,559	44,559
Other Comprehensive Loss	—	—	—	(3,200)	—	(3,200)
Stock Compensation	—	—	1,502	—	—	1,502
Issuance of Common Stock in public offerings, net of related expenses	9,812,500	99	357,541	—	—	357,640
Issuance of Restricted Stock	35,221	—	—	—	—	—
Balance at March 31, 2013	77,375,107	$773	$1,395,288	$(6,629)	$137,477	$1,526,909

Balance at January 1, 2012	55,621,371	$556	$604,584	$2,663	$24,547	$632,350
Net income	—	—	—	—	26,869	26,869
Other Comprehensive Loss	—	—	—	(9,782)	—	(9,782)
Stock Compensation	—	—	1,135	—	—	1,135
Issuance of Restricted Stock	28,346	—	—	—	—	—
Balance at March 31, 2012	55,649,717	$556	$605,719	$(7,119)	$51,416	$650,572

See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

GULFPORT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$44,559	$26,869
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount—Asset Retirement Obligation	175	176
Depletion, depreciation and amortization	22,583	21,395
Stock-based compensation expense	901	681
(Gain) loss from equity investments	(61,210)	268
Unrealized loss on derivative instruments	171	266
Deferred income tax expense	28,195	—
Amortization of loan commitment fees	254	112
Amortization of note discount and premium	72	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3,592	(1,718)
Increase in accounts receivable—related party	(2,214)	(463)
Decrease (increase) in prepaid expenses	71	(57)
(Decrease) increase in accounts payable and accrued liabilities	(1,362)	22,431
Settlement of asset retirement obligation	(780)	(531)
Net cash provided by operating activities	35,007	69,429
Cash flows from investing activities:
Additions to other property, plant and equipment	(262)	(82)
Additions to oil and gas properties	(320,489)	(84,778)
Proceeds from sale of other property, plant and equipment	—	140
Contributions to equity method investments	(12,653)	(75,879)
Distributions from equity method investments	188	200
Net cash used in investing activities	(333,216)	(160,399)
Cash flows from financing activities:
Principal payments on borrowings	(37)	(33)
Borrowings on line of credit	—	10,000
Debt issuance costs and loan commitment fees	(502)	(1)
Proceeds from issuance of common stock, net of offering costs	357,640	—
Net cash provided by financing activities	357,101	9,966
Net increase (decrease) in cash and cash equivalents	58,892	(81,004)
Cash and cash equivalents at beginning of period	167,088	93,897
Cash and cash equivalents at end of period	$225,980	$12,893
Supplemental disclosure of cash flow information:
Interest payments	$35	$5
Income tax payments	$750	$180
Supplemental disclosure of non-cash transactions:
Capitalized stock based compensation	$601	$454
Asset retirement obligation capitalized	$670	$598
Interest capitalized	$2,629	$—
Foreign currency translation gain (loss) on investment in Grizzly Oil Sands ULC	$(3,567)	$939
 See accompanying notes to consolidated financial statements.

Index to Consolidated Financial Statements

1.	ACQUISITIONS

Beginning in February 2011, the Company entered into agreements to acquire certain leasehold interests located in the Utica Shale in Ohio. Certain of the agreements also granted the Company an exclusive right of first refusal for a period of six months to acquire certain additional tracts leased by the seller. Affiliates of Gulfport initially participated with the Company on a 50/50 basis in the acquisition of all leases described above. On December 17, 2012, Gulfport entered into a definitive agreement to purchase approximately 30,000 net acres in the Utica Shale in Eastern Ohio for approximately $302.0 million. On December 19, 2012, the parties amended that agreement to provide for Gulfport's acquisition of approximately 7,000 additional net acres for approximately $70.0 million, resulting in a total purchase price of approximately $372.0 million, subject to certain adjustments. This transaction closed on December 24, 2012. At closing, approximately $53.9 million of the purchase price was placed in escrow pending completion of title review after the closing. Gulfport funded this acquisition with a portion of the net proceeds from its common stock offering that closed on December 24, 2012 (with a second closing for the underwriters' purchase of 900,000 shares pursuant to their over-allotment option on January 7, 2013). The Company received aggregate net proceeds of approximately $460.7 million from this equity offering, as discussed below in Note 7.

On February 15, 2013, the Company completed an acquisition for approximately 22,000 net acres in the Utica Shale in Eastern Ohio. The purchase price was approximately $220.0 million, subject to certain adjustments. At closing, approximately $33.6 million of the purchase price was placed in escrow pending completion of title review after the closing. Gulfport funded this acquisition with a portion of the net proceeds from its common stock offering that closed on February 15, 2013. The Company received aggregate net proceeds of approximately $325.8 million from this equity offering. In the February 2013 transaction, the Company acquired an additional approximately 16.2% interest in these leases, increasing its working interest in the acreage to 93.8%. All of the acreage included in these transactions was nonproducing at the time of the applicable transaction and the Company is the operator of all of this acreage, subject to existing development and operating agreements between the parties. These acquisitions excluded the seller's interest in 14 existing wells and 16 proposed future wells together with certain acreage surrounding these wells.

2.	ACCOUNTS RECEIVABLE—RELATED PARTIES
Included in the accompanying consolidated balance sheets as of March 31, 2013 and December 31, 2012 are amounts receivable from related parties of the Company. These receivables consist primarily of amounts billed by the Company to related parties as operator of such parties' Colorado and Ohio oil and natural gas properties. At March 31, 2013 and December 31, 2012, these receivables totaled $37.1 million and $34.8 million, respectively.
Effective July 1, 2008, the Company entered into an acquisition team agreement with Everest Operations Management LLC ("Everest") to identify and evaluate potential oil and gas properties in which the Company and Everest or its affiliates may wish to invest. Upon a successful closing of an acquisition or divestiture, the party identifying the acquisition or divestiture is entitled to receive a fee from the other party and its affiliates, if applicable, participating in such closing. The fee is equal to 1% of the party’s proportionate share of the acquisition or divestiture consideration. The agreement may be terminated by either party upon 30 days notice. Affiliates of Everest were billed approximately $0.3 million under this acquisition team agreement during the three months ended March 31, 2012, which amounts are reflected as a reduction of general and administrative expenses in the consolidated statements of operations. Amounts billed under the acquisition team agreement during the three months ended March 31, 2013 were immaterial.

Index to Consolidated Financial Statements

3.	PROPERTY AND EQUIPMENT
The major categories of property and equipment and related accumulated depletion, depreciation, amortization and impairment as of March 31, 2013 and December 31, 2012 are as follows:

	March 31, 2013	December 31, 2012
	(In thousands)
Oil and natural gas properties	$1,932,419	$1,611,090
Office furniture and fixtures	4,738	4,476
Building	3,926	3,926
Land	260	260
Total property and equipment	1,941,343	1,619,752
Accumulated depletion, depreciation, amortization and impairment	(688,467)	(665,884)
Property and equipment, net	$1,252,876	$953,868
Included in oil and natural gas properties at March 31, 2013 is the cumulative capitalization of $35.5 million in general and administrative costs incurred and capitalized to the full cost pool. General and administrative costs capitalized to the full cost pool represent management’s estimate of costs incurred directly related to exploration and development activities such as geological and other administrative costs associated with overseeing the exploration and development activities. All general and administrative costs not directly associated with exploration and development activities were charged to expense as they were incurred. Capitalized general and administrative costs were approximately $2.9 million and $2.0 million for the three months ended March 31, 2013 and 2012, respectively.
The following table summarizes the Company’s non-producing properties excluded from amortization by area at March 31, 2013:

March 31, 2013
(In thousands)
Colorado	$6,088
Bakken	301
Southern Louisiana	789
Ohio	862,655
Other	46
$869,879
At December 31, 2012, approximately $626.3 million of non-producing leashehold costs was not subject to amortization.
The Company evaluates the costs excluded from its amortization calculation at least annually. Subject to industry conditions and the level of the Company’s activities, the inclusion of most of the above referenced costs into the Company’s amortization calculation is expected to occur within three to five years.
A reconciliation of the Company's asset retirement obligation for the three months ended March 31, 2013 and 2012 is as follows:

	March 31, 2013	March 31, 2012
	(In thousands)
Asset retirement obligation, beginning of period	$13,275	$12,653
Liabilities incurred	670	598
Liabilities settled	(780)	(531)
Accretion expense	175	176
Asset retirement obligation as of end of period	13,340	12,896
Less current portion	780	620
Asset retirement obligation, long-term	$12,560	$12,276

Index to Consolidated Financial Statements

On May 7, 2012, the Company entered into a contribution agreement with Diamondback Energy Inc. ("Diamondback"). Under the terms of the contribution agreement, the Company agreed to contribute to Diamondback, prior to the closing of the Diamondback initial public offering (“Diamondback IPO”), all its oil and natural gas interests in the Permian Basin (the "Contribution"). The Contribution was completed on October 11, 2012. At the closing of the Contribution, Diamondback issued to the Company (i) 7,914,036 shares of Diamondback common stock and (ii) a promissory note for $63.6 million, which was repaid to the Company at the closing of the Diamondback IPO on October 17, 2012. This aggregate consideration was subject to a post-closing cash adjustment based on changes in the working capital, long-term debt and certain other items of Diamondback O&G LLC, formerly Windsor Permian LLC ("Diamondback O&G"), as of the date of the Contribution. In January 2013, the Company received an additional payment from Diamondback of approximately $18.6 million as a result of this post-closing adjustment. Diamondback O&G is a wholly-owned subsidiary of Diamondback. Under the contribution agreement, the Company is generally responsible for all liabilities and obligations with respect to the contributed properties arising prior to the Contribution and Diamondback is responsible for such liabilities and obligations with respect to the contributed properties arising after the Contribution.

In connection with the Contribution, the Company and Diamondback entered into an investor rights agreement under which the Company has the right, for so long as it beneficially owns more than 10% of Diamondback’s outstanding common stock, to designate one individual as a nominee to serve on Diamondback’s board of directors. Such nominee, if elected to Diamondback’s board, will also serve on each committee of the board so long as he or she satisfies the independence and other requirements for service on the applicable committee of the board. So long as the Company has the right to designate a nominee to Diamondback’s board and there is no Gulfport nominee actually serving as a Diamondback director, the Company has the right to appoint one individual as an advisor to the board who shall be entitled to attend board and committee meetings. The Company is also entitled to certain information rights and Diamondback granted the Company certain demand and “piggyback” registration rights obligating Diamondback to register with the SEC any shares of Diamondback common stock that the Company owns. Immediately upon completion of the Contribution, the Company owned a 35% equity interest in Diamondback, rather than leasehold interests in the Company’s Permian Basin acreage. Upon completion of the Diamondback IPO on October 17, 2012, Gulfport owned approximately 22.5% of Diamondback's outstanding common stock. On October 18, 2012, the underwriters of the Diamondback IPO exercised in full their option to purchase additional shares of common stock of Diamondback and, upon the closing of such purchase on October 23, 2012, Gulfport owned approximately 21.4% of Diamondback's outstanding common stock. Following the Contribution, the Company accounts for its interest in Diamondback as an equity investment.

4.	EQUITY INVESTMENTS
Investments accounted for by the equity method consist of the following as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	(In thousands)
Investment in Tatex Thailand II, LLC	$15	$203
Investment in Tatex Thailand III, LLC	8,639	8,657
Investment in Grizzly Oil Sands ULC	176,196	172,766
Investment in Bison Drilling and Field Services LLC	13,988	13,518
Investment in Muskie Holdings LLC	7,702	7,320
Investment in Timber Wolf Terminals LLC	870	878
Investment in Windsor Midstream LLC	9,887	9,503
Investment in Stingray Pressure Pumping LLC	15,718	13,265
Investment in Stingray Cementing LLC	3,088	3,110
Investment in Blackhawk Midstream LLC	—	—
Investment in Stingray Logistics LLC	928	947
Investment in Diamondback Energy LLC	212,413	151,317
Investment in Stingray Energy Services LLC	2,148	—
	$451,592	$381,484
Tatex Thailand II, LLC
The Company has a 23.5% indirect ownership interest in Tatex Thailand II, LLC (“Tatex”). The remaining indirect

Index to Consolidated Financial Statements

interests in Tatex are owned by entities controlled by Wexford Capital LP ("Wexford"). Tatex holds 85,122 of the 1,000,000 outstanding shares of APICO, LLC (“APICO”), an international oil and gas exploration company. APICO has a reserve base located in Southeast Asia through its ownership of concessions covering approximately 243,000 acres which includes the Phu Horm Field. During the three months ended March 31, 2013, Gulfport received $0.2 million in distributions from Tatex. The loss on equity investment related to Tatex was immaterial for the three months ended March 31, 2013 and 2012.
Tatex Thailand III, LLC
The Company has a 17.9% ownership interest in Tatex Thailand III, LLC ("Tatex III"). Approximately 68.7% of the remaining interests in Tatex III are owned by entities controlled by Wexford. During the three months ended March 31, 2013, the Company did not pay any cash calls, and had a total net investment in Tatex III of $8.6 million. The loss on equity investment related to Tatex III was immaterial for the three months ended March 31, 2013 and 2012.
Grizzly Oil Sands ULC
The Company, through its wholly owned subsidiary Grizzly Holdings Inc. ("Grizzly Holdings"), owns a 24.9999% interest in Grizzly Oil Sands ULC ("Grizzly"), a Canadian unlimited liability company. The remaining interest in Grizzly is owned by certain investment funds managed by Wexford. As of March 31, 2013, Grizzly had approximately 800,000 acres under lease in the Athabasca and Peace River oil sands regions of Alberta, Canada. During the three months ended March 31, 2013, Gulfport paid $7.5 million in cash calls increasing its total net investment in Grizzly to $176.2 million at March 31, 2013. Grizzly’s functional currency is the Canadian dollar. The Company's investment in Grizzly was decreased by $3.6 million as a result of a foreign currency translation loss for the three months ended March 31, 2013 and increased by $0.9 million as a result of a foreign currency translation gain for the three months ended March 31, 2012. The Company recognized a loss on equity investment of $0.5 million and $0.3 million for the three months ended March 31, 2013 and 2012, respectively, which is included in (income) loss from equity method investments in the consolidated statements of operations.
Bison Drilling and Field Services LLC
During the third quarter of 2011, the Company purchased a 25% ownership interest in Bison Drilling and Field Services LLC (“Bison”). In April 2012, the Company increased its ownership interest in Bison to 40% for a payment of $6.2 million, The remaining interests in Bison are owned by entities controlled by Wexford. Bison owns and operates drilling rigs. During the three months ended March 31, 2013, Gulfport paid $0.3 million in cash calls, increasing its total net investment in Bison to $14.0 million. The Company recognized a gain on its equity investment in Bison of $0.1 million for the three months ended March 31, 2013, which is included in (income) loss from equity method investments in the consolidated statements of operations. The loss on equity investment related to Bison was immaterial for the three months ended March 31, 2012.
The Company entered into a loan agreement with Bison effective May 15, 2012, under which Bison may borrow funds from the Company. Interest accrues at LIBOR plus 0.28% or 8%, whichever is lower, and shall be paid on a paid-in-kind basis by increasing the outstanding balance of the loan. The loan has a maturity date of January 31, 2015. The Company loaned Bison $1.6 million during the first nine months of 2012, all of which was repaid by Bison during the third quarter of 2012.
Muskie Holdings LLC
During the fourth quarter of 2011, the Company purchased a 25% ownership interest in Muskie Proppant LLC (“Muskie”), formerly known as Muskie Holdings LLC. The remaining interests in Muskie are owned by entities controlled by Wexford. Muskie holds certain rights in a lease covering land in Wisconsin for mining oil and natural gas fracture grade sand. During the three months ended March 31, 2013, Gulfport paid $0.8 million in cash calls, increasing its total net investment in Muskie to $7.7 million. The Company recognized a loss on equity investment of $0.4 million for the three months ended March 31, 2013, which is included in (income) loss from equity method investments in the consolidated statements of operations. The loss on equity investment related to Muskie was immaterial for the three months ended March 31, 2012.
Timber Wolf Terminals LLC
During the first quarter of 2012, the Company and entities controlled by or affiliated with Wexford formed Timber Wolf Terminals LLC (“Timber Wolf”). The Company has a 50% interest in Timber Wolf and its initial investment during 2012 was $1.0 million. Timber Wolf will operate a crude/condensate terminal and a sand transloading facility in Ohio. The loss on equity investment related to Timber Wolf was immaterial for the three months ended March 31, 2013 and 2012.
Windsor Midstream LLC

During the first quarter of 2012, the Company purchased a 22.5% ownership interest in Windsor Midstream LLC

Index to Consolidated Financial Statements

(“Midstream”) at a cost of $7.0 million. The remaining interests in Midstream are owned by entities controlled by Wexford. Midstream owns a 28.4% interest in MidMar Gas LLC, a gas processing plant in West Texas. During the three months ended March 31, 2013, the Company did not pay any cash calls related to Midstream and had a total net investment in Midstream of $9.9 million. The Company recognized income on equity investment of $0.4 million and $0.1 million for the three months ended March 31, 2013 and 2012, respectively, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Stingray Pressure Pumping LLC

During the second quarter of 2012, the Company and certain individuals and entities primarily affiliated with Wexford formed Stingray Pressure Pumping LLC ("Stingray Pressure"). The Company's initial interest is 50%. Stingray Pressure provides well completion services. During the three months ended March 31, 2013, the Company paid $1.8 million in cash calls, increasing its total net investment in Stingray Pressure to $15.7 million. The Company recognized income on equity investment of $0.7 million for the three months ended March 31, 2013, which is included in (income) loss from equity method investments in the consolidated statements of operations.

Stingray Cementing LLC

During the second quarter of 2012, the Company and certain individuals and entities primarily affiliated with Wexford formed Stingray Cementing LLC ("Stingray Cementing"). The Company's initial interest is 50%. Stingray Cementing provides well cementing services. During the three months ended March 31, 2013, the Company did not pay any cash calls related to Stingray Cementing. The loss on equity investment related to Stingray Cementing was immaterial for the three months ended March 31, 2013.

Blackhawk Midstream LLC

During the second quarter of 2012, the Company and an entity controlled by Wexford formed Blackhawk Midstream LLC ("Blackhawk"). The Company has an initial 50% interest. Blackhawk coordinates gathering, compression, processing and marketing activities for the Company in connection with the development of its Utica Shale acreage. During the three months ended March 31, 2013, the Company paid an immaterial amount of cash calls related to Blackhawk. The loss on equity investment related to Blackhawk was immaterial for the three months ended March 31, 2013.

Stingray Logistics LLC

During the fourth quarter of 2012, the Company and certain individual and entities affiliated with Wexford formed Stingray Logistics LLC ("Stingray Logistics"). The Company's initial interest is 50%. Stingray Logistics provides well services. During the three months ended March 31, 2013, the Company paid an immaterial amount in cash calls related to Stingray Logistics, resulting in a net investment in Stingray Logistics of $0.9 million. The loss on equity investment related to Stingray Logistics was immaterial for the three months ended March 31, 2013.

Diamondback Energy, Inc.

As noted above in Note 3, on May 7, 2012, the Company entered into a contribution agreement with Diamondback. Under the terms of the contribution agreement, the Company agreed to contribute to Diamondback, prior to the closing of the Diamondback IPO, all its oil and natural gas interests in the Permian Basin. The Contribution was completed on October 11, 2012. At the closing of the Contribution, Diamondback issued to the Company (i) 7,914,036 shares of Diamondback common stock and (ii) a promissory note for $63.6 million, which was repaid to the Company at the closing of the Diamondback IPO on October 17, 2012. Following the closing of the Diamondback IPO, the Company owned approximately 21.4% of Diamondback's outstanding common stock for an initial investment in Diamondback of $138.5 million. The Company accounts for its interest in Diamondback as an equity method investment and has elected the fair value option of accounting. The Company valued its investment in Diamondback using the quoted closing market price of Diamondback's stock on March 31, 2013 of $26.84 per share multiplied by the number of outstanding shares of Diamondback's stock held by the Company. The value of the Company's investment in Diamondback was approximately $212.4 million at March 31, 2013. The Company recognized a gain on equity investment of $61.1 million for the three months ended March 31, 2013, which is included in (income) loss from equity method investments in the consolidated statements of operations.
The table below summarizes balance sheet information for Diamondback as of March 31, 2013 and December 31, 2012:

Index to Consolidated Financial Statements

	March 31, 2013	December 31, 2012
	(In thousands)
Current assets	$34,516	$50,275
Noncurrent assets	$613,947	$556,426
Current liabilities	$76,336	$79,232
Noncurrent liabilities	$104,093	$65,401

The table below summarizes the results of operations for Diamondback three months ended March 31, 2013 and 2012, respectively:

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Gross revenue	$28,909	$16,351
Income from operations	$8,662	$6,737
Net income	$5,396	$1,477

Stingray Energy Services LLC

During the first quarter of 2013, the Company and certain individuals and entities primarily affiliated with Wexford formed Stingray Energy Services LLC ("Stingray Energy"). The Company's initial interest is 50%. During the quarter ended March 31, 2013, the Company paid $2.2 million for its initial investment in Stingray Energy. Stingray Energy will provide rental tools for land-based oil and natural gas drilling, completion and workover activities as well as the transfer of fresh water to wellsites. The loss on equity investment related to Stingray Energy was immaterial for the three months ended March 31, 2013.

5.	OTHER ASSETS
Other assets consist of the following as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	(In thousands)
Plugging and abandonment escrow account on the WCBB properties (Note 11)	$3,113	$3,113
Certificates of Deposit securing letter of credit	275	275
Prepaid drilling costs	626	515
Loan commitment fees	9,141	9,388
Deposits	4	4
	$13,159	$13,295

Index to Consolidated Financial Statements

6.	LONG-TERM DEBT
Long-term debt consisted of the following items as of March 31, 2013 and December 31, 2012:

	March 31, 2013	December 31, 2012
	(In thousands)
Revolving credit agreement (1)	$—	$—
Building loans (2)	2,107	2,143
7.75% senior unsecured notes due 2020 (3)	300,000	300,000
Unamortized original issue (discount) premium, net (4)	(3,034)	(3,105)
Less: current maturities of long term debt	(152)	(150)
Debt reflected as long term	$298,921	$298,888

The Company capitalized approximately $2.6 million in interest expense to undeveloped oil and natural gas properties during the three months ended March 31, 2013. There was no interest expense capitalized during the three months ended March 31, 2012.
(1) On September 30, 2010, the Company entered into a $100.0 million senior secured revolving credit agreement with The Bank of Nova Scotia, as administrative agent and letter of credit issuer and lead arranger, and Amegy Bank National Association ("Amegy Bank"). The revolving credit facility initially matured on September 30, 2013 and had an initial borrowing base availability of $50.0 million, which was increased to $65.0 million effective December 24, 2010. The amounts borrowed under the credit agreement were used to repay all of the Company’s outstanding indebtedness under its prior revolving credit facility ($42.0 million) and term loan ($2.5 million), each with Bank of America, N.A., as administrative agent, and for general corporate purposes. The credit agreement is secured by substantially all of the Company’s assets. The Company’s wholly-owned subsidiaries guaranteed the obligations of the Company under the credit agreement.
On May 3, 2011, the Company entered into a first amendment to the revolving credit agreement with The Bank of Nova Scotia, Amegy Bank, KeyBank National Association (“KeyBank”) and Société Générale. Pursuant to the terms of the first amendment, KeyBank and Société Générale were added as additional lenders, the maximum amount of the facility was increased to $350.0 million, the borrowing base was increased to $90.0 million, certain fees and rates payable by the Company under the credit agreement were decreased, and the maturity date was extended until May 3, 2015. On October 31, 2011, the Company entered into additional amendments to its revolving credit facility pursuant to which, among other things, the borrowing base under this facility was increased to $125.0 million.
Effective May 2, 2012, the Company entered into a fourth amendment to its revolving credit facility under which, among other things, the borrowing base was increased to $155.0 million and Credit Suisse, Deutsche Bank Trust Company Americas and Iberiabank were added as additional lenders and Société Générale left the bank group.

On October 9, 2012 and October 17, 2012, the Company entered into a fifth amendment and a sixth amendment, respectively, to the revolving credit agreement. The fifth amendment modified certain covenants in the credit agreement to permit the Company to issue senior unsecured notes in an aggregate principal amount of up to $300.0 million and provided for a reduction in the borrowing base to an amount to be determined upon the completion of any senior unsecured notes issuance. The sixth amendment lowered the applicable rate set forth in the credit agreement (i) from a range of 1.00% to 1.75% to a range of 0.75% to 1.50% for the base rate loans and (ii) from a range of 2.00% to 2.75% to a range of 1.75% to 2.50% for the eurodollar rate loans and letters of credit. The sixth amendment lowered the commitment fees for Level 1 and Level 2 usage levels, in each case, from 0.50% per annum to 0.375% per annum. Also, effective as of October 17, 2012, in connection with the Company's completion of the offering of $250.0 million 7.75% senior unsecured notes due 2020, (the "October Notes"), the repayment of all outstanding amounts under the revolving credit agreement with the proceeds of the October Notes, and the contribution of Gulfport’s oil and natural gas interests in the Permian Basin to Diamondback discussed in Note 3 above, Gulfport’s borrowing base under the credit agreement was reduced to $45.0 million until the next borrowing base redetermination.
On December 18, 2012, the Company entered into a seventh amendment to the revolving credit agreement under which the Company was permitted to issue $50.0 million 7.75% senior unsecured notes due 2020 (the "December Notes") under the same indenture as the October Notes (collectively, the "Notes"), and upon the issuance of the December Notes, the borrowing base under the revolving credit agreement was reduced from $45.0 million to $40.0 million until the next borrowing base redetermination. As of March 31, 2013, the Company had no balance outstanding under the revolving credit agreement.

Index to Consolidated Financial Statements

Advances under the credit agreement, as amended, may be in the form of either base rate loans or eurodollar loans. The interest rate for base rate loans is equal to (1) the applicable rate, which ranges from 0.75% to 1.50%, plus (2) the highest of: (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by agent as its “prime rate,” and (c) the eurodollar rate for an interest period of one month plus 1.00%. The interest rate for eurodollar loans is equal to (1) the applicable rate, which ranges from 1.75% to 2.50%, plus (2) the London interbank offered rate that appears on Reuters Screen LIBOR01 Page for deposits in U.S. dollars, or, if such rate is not available, the offered rate on such other page or service that displays the average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars, or, if such rate is not available, the average quotations for three major New York money center banks of whom the agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. dollars.
In connection with the spring borrowing base redetermination of the Company's revolving credit facility, the lead lender has provided a commitment letter that increases the Company's borrowing base from $40.0 million to $50.0 million, provides for an improved pricing grid and extends the maturity date of the facility to May 2018, subject to the approval of the additional banks within the syndicate.
The credit agreement contains customary negative covenants including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to:
•incur indebtedness;
•grant liens;
•pay dividends and make other restricted payments;
•make investments;
•make fundamental changes;
•enter into swap contracts and forward sales contracts;
•dispose of assets;
•change the nature of their business; and
•enter into transactions with affiliates.
The negative covenants are subject to certain exceptions as specified in the credit agreement. The credit agreement also contains certain affirmative covenants, including, but not limited to the following financial covenants:
(i) the ratio of funded debt to EBITDAX (net income, excluding any non-cash revenue or expense associated with swap contracts resulting from ASC 815, plus without duplication and to the extent deducted from revenues in determining net income, the sum of (a) the aggregate amount of consolidated interest expense for such period, (b) the aggregate amount of income, franchise, capital or similar tax expense (other than ad valorem taxes) for such period, (c) all amounts attributable to depletion, depreciation, amortization and asset or goodwill impairment or writedown for such period, (d) all other non-cash charges, (e) non-cash losses from minority investments, (f) actual cash distributions received from minority investments, (g) to the extent actually reimbursed by insurance, expenses with respect to liability on casualty events or business interruption, and (h) all reasonable transaction expenses related to dispositions and acquisitions of assets, investments and debt and equity offerings, and less non-cash income attributable to equity income from minority investments) for a twelve-month period may not be greater than 2.00 to 1.00; and
(ii) the ratio of EBITDAX to interest expense for a twelve-month period may not be less than 3.00 to 1.00. The Company was in compliance with all covenants at March 31, 2013.
(2) In March 2011, the Company entered into a new building loan agreement for the office building it occupies in Oklahoma City, Oklahoma. The new loan agreement refinanced the $2.4 million outstanding under the previous building loan agreement. The new agreement matures in February 2016 and bears interest at the rate of 5.82% per annum. The new building loan requires monthly interest and principal payments of approximately $22,000 and is collateralized by the Oklahoma City office building and associated land.
(3) On October 17, 2012, the Company issued $250.0 million in aggregate principal amount of October Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act, (the "October Notes Offering") under an indenture among the Company, its subsidiary

Index to Consolidated Financial Statements

guarantors and Wells Fargo Bank, National Association, as the trustee, (the "senior note indenture"). On December 21, 2012, the Company issued an additional $50.0 million in aggregate principal amount of December Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act ("the December Notes Offering"). The December Notes were issued as additional securities under the senior note indenture. The October Notes Offering and the December Notes Offering are collectively referred to as the "Notes Offerings". The Company used a portion of the net proceeds from the October Notes Offering to repay all amounts outstanding at such time under its revolving credit facility. The Company intends to use the remaining net proceeds of October Notes Offering and the net proceeds of the December Notes Offering for general corporate purposes, which may include funding a portion of its 2013 capital development plan.
Under the senior note indenture, interest on the Notes accrues at a rate of 7.75% per annum on the outstanding principal amount from October 17, 2012, payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2013. The Notes are the Company's senior unsecured obligations and rank equally in the right of payment with all of the Company's other senior indebtedness and senior in right of payment to any future subordinated indebtedness. All of the Company's existing and future restricted subsidiaries that guarantee the Company's secured revolving credit facility or certain other debt guarantee the Notes; provided, however, that the Notes are not guaranteed by Grizzly Holdings, Inc. and will not be guaranteed by any of the Company's future unrestricted subsidiaries. The Company may redeem some or all of the Notes at any time on or after November 1, 2016, at the redemption prices listed in the senior note indenture. Prior to November 1, 2016, the Company may redeem the Notes at a price equal to 100% of the principal amount plus a “make-whole” premium. In addition, prior to November 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of the Notes initially issued remains outstanding immediately after such redemption.
(4) The October Notes were issued at a price of 98.534% resulting in a gross discount of $3.7 million and an effective rate of 8.000%. The December Notes were issued at a price of 101.000% resulting in a gross premium of $0.5 million and an effective rate of 7.531%. The premium and discount are being amortized using the effective interest method.

7.	COMMON STOCK OPTIONS, WARRANTS AND CHANGES IN CAPITALIZATION
Sale of Common Stock
On December 24, 2012, the Company completed the sale of an aggregate of 11,750,000 shares of its common stock in an underwritten public offering (including the partial exercise of a 1,650,000 share over-allotment option granted to the underwriters, which option was initially exercised to the extent of 750,000 shares) at a public offering price of $38.00 per share less the underwriting discount. The underwriters subsequently exercised their option to purchase the remaining 900,000 additional shares of common stock subject to the over-allotment option in a second closing, which occurred on January 7, 2013. The Company received aggregate net proceeds from both closings of approximately $460.7 million from the sale of these shares after deducting the underwriting discount and before offering expenses. The Company used a portion of these net proceeds to fund the acquisition of approximately 37,000 net acres in the Utica Shale in Eastern Ohio, as described above in Note 1, and for general corporate purposes, including the funding of a portion of its 2013 capital development plan.
On February 15, 2013, the Company completed the sale of an aggregate of 8,912,500 shares of its common stock in an underwritten public offering at a public offering price of $38.00 per share less the underwriting discount. The Company received aggregate net proceeds of approximately $325.8 million from the sale of these shares after deducting the underwriting discount and before offering expenses. The Company used a portion of the net proceeds from this equity offering to fund its acquisition of additional Utica Shale acreage as described in Note 1, and intends to use the balance for general corporate purposes, including the funding of a portion of its 2013 capital development plan.

8.	STOCK-BASED COMPENSATION
During the three months ended March 31, 2013 and 2012, the Company’s stock-based compensation cost was $1.5 million and $1.1 million, respectively, of which the Company capitalized $0.6 million and $0.5 million, respectively, relating to its exploration and development efforts.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. Expected volatilities are based on the historical volatility of the market price of Gulfport’s common stock over a period of time ending on the grant date. Based upon the historical experience of the Company, the expected term of options granted is equal to the vesting period plus one year. The risk-free rate for periods within the contractual life of the option is based on the U.S.

Index to Consolidated Financial Statements

Treasury yield curve in effect at the time of the grant. The 2005 Plan provides that all options must have an exercise price not less than the fair value of the Company’s common stock on the date of the grant.
No stock options were issued during the three months ended March 31, 2013 and 2012.
The Company has not declared dividends and does not intend to do so in the foreseeable future, and thus did not use a dividend yield. In each case, the actual value that will be realized, if any, depends on the future performance of the common stock and overall stock market conditions. There is no assurance that the value an optionee actually realizes will be at or near the value estimated using the Black-Scholes model.
A summary of the status of stock options and related activity for the three months ended March 31, 2013 is presented below:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Options outstanding at December 31, 2012	335,241	$6.37	2.39	$10,678
Granted	—	—
Exercised	—	—
Forfeited/expired	—	—
Options outstanding at March 31, 2013	335,241	$6.37	2.14	$13,229
Options exercisable at March 31, 2013	335,241	$6.37	2.14	$13,229
The following table summarizes information about the stock options outstanding at March 31, 2013:

Exercise Price	Number Outstanding	Weighted Average Remaining Life (in years)	Number Exercisable
$3.36	205,241	1.81	205,241
$9.07	5,000	2.44	5,000
$11.20	125,000	2.67	125,000
	335,241		335,241
The following table summarizes restricted stock activity for the three months ended March 31, 2013:

	Number of Unvested Restricted Shares	Weighted Average Grant Date Fair Value
Unvested shares as of December 31, 2012	245,831	$31.88
Granted	178,500	35.80
Vested	(35,221)	36.12
Forfeited	—	—
Unvested shares as of March 31, 2013	389,110	$33.29
Unrecognized compensation expense as of March 31, 2013 related to outstanding stock options and restricted shares was $11.6 million. The expense is expected to be recognized over a weighted average period of 1.69 years.

Index to Consolidated Financial Statements

9.	EARNINGS PER SHARE
A reconciliation of the components of basic and diluted net income per common share is presented in the table below:

	Three Months Ended March 31,
	2013			2012
	Income	Shares	Per Share	Income	Shares	Per Share
	(In thousands, except share data)
Basic:
Net income	$44,559	72,830,215	$0.61	$26,869	55,626,208	$0.48
Effect of dilutive securities:
Stock options and awards	—	504,633		—	621,401
Diluted:
Net income	$44,559	73,334,848	$0.61	$26,869	56,247,609	$0.48
There were no potential shares of common stock that were considered anti-dilutive for the three months ended March 31, 2013 and 2012.

Index to Consolidated Financial Statements

10.	NEW ACCOUNTING STANDARDS
In February 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income," which requires additional information about amounts reclassified out of accumulated other comprehensive income by component. This ASU requires the presentation, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, a cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The requirements of this ASU are effective prospectively for reporting periods beginning after December 15, 2012 with early adoption permitted. The Company adopted the provisions of this ASU for reporting periods in 2013. Adoption of this ASU had no impact on the Company's financial position or results of operations.

11.	COMMITMENTS AND CONTINGENCIES
Plugging and Abandonment Funds
In connection with the Company's acquisition in 1997 of the remaining 50% interest in its WCBB properties, the Company assumed the seller’s (Chevron) obligation to contribute approximately $18,000 per month through March 2004 to a plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. Chevron retained a security interest in production from these properties until abandonment obligations to Chevron have been fulfilled. Beginning in 2009, the Company could access the trust for use in plugging and abandonment charges associated with the property, although it has not yet done so. As of March 31, 2013, the plugging and abandonment trust totaled approximately $3.1 million. At March 31, 2013, the Company had plugged 354 wells at WCBB since it began its plugging program in 1997, which management believes fulfills its current minimum plugging obligation.
Employment Agreements
Effective November 1, 2012, the Company entered into employment agreements with its executive officers, each with an initial three-year term that expires on November 1, 2015 subject to automatic one-year extensions unless terminated by either party to the agreement at least 90 days prior to the end of the then current term. These agreements provide for minimum salary and bonus levels which are subject to review and potential increase by the Compensation Committee and/or the Board of Directors, as well as participation in the Company's Amended and Restated 2005 Stock Incentive Plan (or other equity incentive plans that may be put in place for the benefit of employees) and other employee benefits. The aggregate minimum commitment for future salaries and bonuses at March 31, 2013 was approximately $7.6 million.
Grizzly
On October 5, 2012, the Company entered into an agreement with Grizzly in which it committed to make monthly payments from October 2012 to May 2013 to fund the construction and development of the Algar Lake facility. The Company also agreed to fund its proportionate share of any unfunded cost overruns. The remaining aggregate commitment including the Company's share of cost overruns at March 31, 2013 was approximately $12.4 million.

Index to Consolidated Financial Statements

Operating Leases
The Company leases office facilities under non-cancellable operating leases exceeding one year. Future minimum lease commitments under these leases at March 31, 2013 are as follows:

March 31, 2013
(In thousands)
Remaining 2013	$134
2014	178
2015	127
2016	68
2017	34
Thereafter	—
Total	$541

Litigation
The Louisiana Department of Revenue (“LDR”) is disputing Gulfport’s severance tax payments to the State of Louisiana from the sale of oil under fixed price contracts during the years 2005 to 2007. The LDR maintains that Gulfport paid approximately $1.8 million less in severance taxes under fixed price terms than the severance taxes Gulfport would have had to pay had it paid severance taxes on the oil at the contracted market rates only. Gulfport has denied any liability to the LDR for underpayment of severance taxes and has maintained that it was entitled to enter into the fixed price contracts with unrelated third parties and pay severance taxes based upon the proceeds received under those contracts. Gulfport has maintained its right to contest any final assessment or suit for collection if brought by the State. On April 20, 2009, the LDR filed a lawsuit in the 15th Judicial District Court, Lafayette Parish, in Louisiana against Gulfport seeking $2.3 million in severance taxes, plus interest and court costs. Gulfport filed a response denying any liability to the LDR for underpayment of severance taxes and is defending itself in the lawsuit. The LDR had taken no further action on this lawsuit since filing its petition other than propounding discovery requests to which Gulfport has responded. Since serving discovery requests on the LDR and receiving the LDR's responses in 2012, there has been no further activity on the case and no trial date has been set.
In December 2010, the LDR filed two identical lawsuits against Gulfport in different venues to recover allegedly underpaid severance taxes on crude oil for the period January 1, 2007 through December 31, 2010, together with a claim for attorney’s fees. The petitions do not make any specific claim for damages or unpaid taxes. As with the first lawsuit filed by the LDR in 2009, Gulfport denies all liability and will vigorously defend the lawsuit. The cases are in the early stages, and Gulfport has not yet filed a response to the recent lawsuits. The LDR filed motions to stay the lawsuits before Gulfport filed any responsive pleadings. The LDR has advised Gulfport that it intends to pursue settlement discussions with Gulfport and other similarly situated defendants in separate proceedings, but has taken no action to initiate settlement talks. There has been no activity on either of these lawsuits for two years.
Other Litigation
In November 2006, Cudd Pressure Control, Inc. (“Cudd”) filed a lawsuit against Gulfport, Great White Pressure Control LLC (“Great White”) and six former Cudd employees in the 129th Judicial District Harris County, Texas. This case went to trial on September 5, 2012 and on September 28, 2012 the jury rendered its verdict, awarding no damages to the plaintiffs. Gulfport along with all defendants filed a Motion for Entry of Judgment that is consistent with the jury's verdict. Cudd filed an Application for Disgorgement and a Motion for Judgment Notwithstanding the Verdict. The court denied all of Cudd's post-trial motions on October 12, 2012, and the court issued its final judgment on January 10, 2013. On that same day, Cudd filed motions for a new trial and to modify, correct or reform the judgment. In April 2013, the parties agreed to dismiss the case with prejudice and the proceedings are now concluding.
On July 30, 2010, six individuals and one limited liability company sued 15 oil and gas companies in Cameron Parish Louisiana for surface contamination in areas where the defendants operated in an action entitled Reeds et al. v. BP American Production Company et al.,38th Judicial District. No. 10-18714. The plaintiffs’ original petition for damages, which did not name Gulfport as a defendant, alleges that the plaintiffs’ property located in Cameron Parish, Louisiana within the Hackberry oil field is contaminated as a result of historic oil and gas exploration and production activities. The plaintiffs allege that the

Index to Consolidated Financial Statements

defendants conducted, directed and participated in various oil and gas exploration and production activities on their property which allegedly have contaminated or otherwise caused damage to the property, and have sued the defendants for alleged breaches of oil, gas and mineral leases, as well as for alleged negligence, trespass, failure to warn, strict liability, punitive damages, lease liability, contract liability, unjust enrichment, restoration damages, assessment and response costs and stigma damages. On December 7, 2010, Gulfport was served with a copy of the plaintiffs’ first supplemental and amending petition which added four additional plaintiffs and six additional defendants, including Gulfport, bringing the total number of defendants to 21. It also increased the total acreage at issue in this litigation from 240 acres to approximately 1,700 acres. In addition to the damages sought in the original petition, the plaintiffs now also seek: damages sufficient to cover the cost of conducting a comprehensive environmental assessment of all present and yet unidentified pollution and contamination of their property; the cost to restore the property to its pre-polluted original condition; damages for mental anguish and annoyance, discomfort and inconvenience caused by the nuisance created by defendants; land loss and subsidence damages and the cost of backfilling canals and other excavations; damages for loss of use of land and lost profits and income; attorney fees and expenses and damages for evaluation and remediation of any contamination that threatens groundwater. In addition to Gulfport, current defendants include ExxonMobil Oil Corporation, Mobil Exploration & Producing North America Inc., Chevron U.S.A. Inc., The Superior Oil Company, Union Oil Company of California, BP America Production Company, Tempest Oil Company, Inc., ConocoPhillips Company, Continental Oil Company, WM. T. Burton Industries, Inc., Freeport Sulphur Company, Eagle Petroleum Company, U.S. Oil of Louisiana, M&S Oil Company, and Empire Land Corporation, Inc. of Delaware. On January 21, 2011, Gulfport filed a pleading challenging the legal sufficiency of the petitions on several grounds and requesting that they either be dismissed or that plaintiffs be required to amend such petitions. In response to the pleadings filed by Gulfport and similar pleadings filed by other defendants, the plaintiffs filed a third amending petition with exhibits which expands the description of the property at issue, attaches numerous aerial photos and identifies the mineral leases at issue. In response, Gulfport and numerous defendants re-urged their pleadings challenging the legal sufficiency of the petitions. Some of the defendants’ grounds for challenging the plaintiffs’ petitions were heard by the court on May 25, 2011 and were denied. The court signed the written judgment on December 9, 2011. Gulfport noticed its intent to seek supervisory review on December 19, 2011 and the trial court fixed a return date of January 11, 2012 for the filing of the writ application. Gulfport filed its supervisory writ, which was denied by the Louisiana Third Circuit Court of Appeal and the Louisiana Supreme Court. Gulfport has been active in serving discovery requests and responding to discovery requests from the plaintiffs. A trial date has been set for September 2013, but there can be no assurance that the trial will commence at that time.
Due to the early stages of the LDR and Reed litigation, the outcome is uncertain and management cannot determine the amount of loss, if any, that may result. In each case, management has determined the possibility of loss is remote. However, litigation is inherently uncertain. Adverse decisions in one or more of the above matters could have a material adverse effect on the Company’s financial condition or results of operations and management cannot determine the amount of loss, if any, that may result.
The Company has been named as a defendant in various other lawsuits related to its business. In each such case, management has determined that the possibility of loss is remote. The resolution of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations in future periods.

12.	HEDGING ACTIVITIES
Oil Price Hedging Activities
The Company seeks to reduce its exposure to unfavorable changes in oil prices, which are subject to significant and often volatile fluctuation, by entering into fixed price swaps. These contracts allow the Company to predict with greater certainty the effective oil prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided in the contracts. However, the Company will not benefit from market prices that are higher than the fixed prices in the contracts for hedged production.
The Company accounts for its oil derivative instruments as cash flow hedges for accounting purposes under FASB ASC 815 and related pronouncements. All derivative contracts are marked to market each quarter end and are included in the accompanying consolidated balance sheets as derivative assets and liabilities.
During 2012, the Company entered into fixed price swap contracts for 2013 with four financial institutions. The Company’s fixed price swap contracts are tied to the commodity prices on the International Petroleum Exchange (“IPE”) and NYMEX. The Company will receive the fixed price amount stated in the contract and pay to its counterparty the current market price for oil as listed on the IPE for Brent Crude and the NYMEX WTI. At March 31, 2013, the Company had the following fixed price swaps in place:

Index to Consolidated Financial Statements

	Daily Volume (Bbls/day)	Weighted Average Price
April - June 2013	5,000	$101.96
July - December 2013	5,000	$99.86
At March 31, 2013 the fair value of derivative assets related to the fixed price swaps was as follows:

(In thousands)
Short-term derivative instruments - asset	$343
Short-term derivative instruments - liability	$9,689
All fixed price swaps have been executed in connection with the Company’s oil price hedging program. For fixed price swaps qualifying as cash flow hedges pursuant to FASB ASC 815, the realized contract price is included in oil sales in the period for which the underlying production was hedged.
For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of FASB ASC 815, changes in fair value are recognized in accumulated other comprehensive income (loss) until the hedged item is recognized in earnings. Amounts reclassified out of accumulated other comprehensive income (loss) into earnings as a component of oil and condensate sales for the three months ended March 31, 2013 and 2012 are presented below.

	Three Months Ended March 31,
	2013	2012
	(In thousands)
(Reduction) addition to oil and condensate sales	$(2,957)	$100
The Company expects to reclassify $9.1 million out of accumulated other comprehensive income (loss) into earnings as a component of oil and condensate sales during the remainder of the year ended December 31, 2013 related to fixed price swaps.
Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. The Company recognized a loss of $0.2 million and $0.3 million related to hedge ineffectiveness for the three months ended March 31, 2013 and 2012, respectively, which is included in oil and condensate sales in the consolidated statements of operations.

13.	FAIR VALUE MEASUREMENTS
The Company records certain financial and non-financial assets and liabilities on the balance sheet at fair value in accordance with FASB ASC 820. FASB ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. The statement establishes market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The statement requires fair value measurements be classified and disclosed in one of the following categories:
Level 1 – Quoted prices in active markets for identical assets and liabilities.
Level 2 – Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 – Significant inputs to the valuation model are unobservable.
Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Index to Consolidated Financial Statements

The following tables summarize the Company’s financial and non-financial liabilities by FASB ASC 820 valuation level as of March 31, 2013:

	As of March 31, 2013
	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Fixed price swaps	$—	$343	$—
Equity investment in Diamondback	212,413	—	—
Liabilities:
Fixed price swaps	$—	$9,689	$—
The estimated fair value of the Company’s fixed price swap contracts was based upon forward commodity prices based on quoted market prices, adjusted for differentials. See Note 12 for further discussion of the Company's hedging activities. The estimated fair value of the Company's equity investment in Diamondback was based upon the public closing share price of Diamondback's common stock as of March 31, 2013.
The Company estimates asset retirement obligations pursuant to the provisions of FASB ASC Topic 410, “Asset Retirement and Environmental Obligations” (“FASB ASC 410”). The initial measurement of asset retirement obligations at fair value is calculated using discounted cash flow techniques and based on internal estimates of future retirement costs associated with oil and gas properties. Given the unobservable nature of the inputs, including plugging costs and reserve lives, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs. See Note 3 for further discussion of the Company’s asset retirement obligations. Asset retirement obligations incurred during the three months ended March 31, 2013 were approximately $0.7 million.

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts on the accompanying consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and current debt are carried at cost, which approximates market value due to their short-term nature. Long-term debt related to the building loan is carried at cost, which approximates market value based on the borrowing rates currently available to the Company with similar terms and maturities.
At March 31, 2013 the carrying value of the outstanding debt represented by the Notes was $297.0 million, including the remaining unamortized discount of approximately $3.5 million related to the October Notes and the remaining unamortized premium of approximately $0.5 million related to the December Notes. Based on the quoted market price, the fair value of the Notes was determined to be approximately $319.2 million at March 31, 2013.
The fair value of the derivative instruments is computed based on the difference between the prices provided by the fixed-price contracts and forward market prices as of the specified date, as adjusted for basis differentials. Forward market prices for oil are dependent upon supply and demand factors in such forward market and are subject to significant volatility.

15.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Shown below are condensed consolidating financial statements for Gulfport Energy Corporation on a stand-alone unconsolidated basis, its combined guarantor subsidiaries and its non-guarantor subsidiary as of March 31, 2013 and for the three months ending March 31, 2013 and 2012. The financial information may not necessarily be indicative or results of operations, cash flows or financial position had the subsidiaries operated as independent entities.

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING BALANCE SHEETS
(Amounts in thousands)

	March 31, 2013
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$225,269	$710	$1	$—	$225,980
Accounts receivable - oil and gas	21,495	528	—	—	22,023
Accounts receivable - related parties	35,031	2,031	—	—	37,062
Accounts receivable - intercompany	15,604	—	—	(15,604)	—
Prepaid expenses and other current assets	1,435	—	—	—	1,435
Short-term derivative instruments	343	—	—	—	343
Total current assets	299,177	3,269	1	(15,604)	286,843
Property and equipment:
Oil and natural gas properties, full-cost accounting,	1,927,051	5,368	—	—	1,932,419
Other property and equipment	8,897	27	—	—	8,924
Accumulated depletion, depreciation, amortization and impairment	(688,447)	(20)	—	—	(688,467)
Property and equipment, net	1,247,501	5,375	—	—	1,252,876
Other assets:
Equity investments and investments in subsidiaries	444,422	—	176,196	(169,026)	451,592
Other assets	13,159	—	—	—	13,159
Total other assets	457,581	—	176,196	(169,026)	464,751
Total assets	$2,004,259	$8,644	$176,197	$(184,630)	$2,004,470

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$109,566	$211	$—	$—	$109,777
Accounts payable - intercompany	—	15,495	109	(15,604)	—
Asset retirement obligation - current	780	—	—	—	780
Short-term derivative instruments	9,689	—	—	—	9,689
Deferred tax liability	158	—	—	—	158
Current maturities of long-term debt	152	—	—	—	152
Total current liabilities	120,345	15,706	109	(15,604)	120,556
Asset retirement obligation - long-term	12,560	—	—	—	12,560
Deferred tax liability	45,382	—	—	—	45,382
Long-term debt, net of current maturities	298,921	—	—	—	298,921
Other non-current liabilities	142	—	—	—	142
Total liabilities	477,350	15,706	109	(15,604)	477,561

Stockholders' equity:
Common stock	773	—	—	—	773
Paid-in capital	1,395,288	322	181,878	(182,200)	1,395,288
Accumulated other comprehensive income (loss)	(6,629)	—	(1,125)	1,125	(6,629)
Retained earnings (accumulated deficit)	137,477	(7,384)	(4,665)	12,049	137,477
Total stockholders' equity	1,526,909	(7,062)	176,088	(169,026)	1,526,909
Total liabilities and stockholders' equity	$2,004,259	$8,644	$176,197	$(184,630)	$2,004,470

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended March 31, 2013
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Total revenues	$54,662	$338	$—	$—	$55,000

Costs and expenses:
Lease operating expenses	4,998	174	—	—	5,172
Production taxes	7,261	26	—	—	7,287
Depreciation, depletion, and amortization	22,583	—	—	—	22,583
General and administrative	4,378	34	—	—	4,412
Accretion expense	175	—	—	—	175
Loss on sale of assets	427	—	—	—	427
	39,822	234	—	—	40,056

INCOME (LOSS) FROM OPERATIONS	14,840	104	—	—	14,944

OTHER (INCOME) EXPENSE:
Interest expense	3,479	—	—	—	3,479
Interest income	(79)	—	—	—	(79)
(Income) loss from equity method investments and investments in subsidiaries	(61,314)	—	532	(428)	(61,210)
	(57,914)	—	532	(428)	(57,810)

INCOME (LOSS) BEFORE INCOME TAXES	72,754	104	(532)	428	72,754
INCOME TAX EXPENSE	28,195	—	—	—	28,195

NET INCOME (LOSS)	$44,559	$104	$(532)	$428	$44,559

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended March 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Total revenues	$65,165	$296	$—	$—	$65,461

Costs and expenses:
Lease operating expenses	5,645	204	—	—	5,849
Production taxes	7,747	22	—	—	7,769
Depreciation, depletion, and amortization	21,395	—	—	—	21,395
General and administrative	2,964	20	25	—	3,009
Accretion expense	176	—	—	—	176
	37,927	246	25	—	38,198

INCOME (LOSS) FROM OPERATIONS	27,238	50	(25)	—	27,263

OTHER (INCOME) EXPENSE:
Interest expense	153	—	—	—	153
Interest income	(27)	—	—	—	(27)
(Income) loss from equity method investments	243	—	278	(253)	268
	369	—	278	(253)	394

INCOME (LOSS) BEFORE INCOME TAXES	26,869	50	(303)	253	26,869
INCOME TAX EXPENSE	—	—	—	—	—

NET INCOME (LOSS)	$26,869	$50	$(303)	$253	$26,869

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Three Months Ended March 31, 2013
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net income (loss)	$44,559	$104	$(532)	$428	$44,559
Foreign currency translation adjustment	(3,567)	—	(3,567)	3,567	(3,567)
Change in fair value of derivative instruments, net of taxes	(1,430)	—	—	—	(1,430)
Reclassification of settled contracts, net of taxes	1,797	—	—	—	1,797
Other comprehensive income (loss)	(3,200)	—	(3,567)	3,567	(3,200)
Comprehensive income (loss)	$41,359	$104	$(4,099)	$3,995	$41,359

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands)

	Three Months Ended March 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net income (loss)	$26,869	$50	$(303)	$253	$26,869
Foreign currency translation adjustment	939	—	939	(939)	939
Change in fair value of derivative instruments, net of taxes	(10,621)	—	—	—	(10,621)
Reclassification of settled contracts, net of taxes	(100)	—	—	—	(100)
Other comprehensive income (loss)	(9,782)	—	939	(939)	(9,782)
Comprehensive income	$17,087	$50	$636	$(686)	$17,087

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended March 31, 2013
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$35,682	$(675)	$—	$—	$35,007

Net cash provided by (used in) investing activities	(332,807)	(410)	(7,529)	7,530	(333,216)

Net cash provided by (used in) financing activities	357,101	—	7,530	(7,530)	357,101

Net increase (decrease) in cash and cash equivalents	59,976	(1,085)	1	—	58,892

Cash and cash equivalents at beginning of period	165,293	1,795	—	—	167,088

Cash and cash equivalents at end of period	$225,269	$710	$1	$—	$225,980

Index to Consolidated Financial Statements

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended March 31, 2012
	Parent	Guarantors	Non-Guarantor	Eliminations	Consolidated

Net cash provided by operating activities	$69,101	$328	$—	$—	$69,429

Net cash provided by (used in) investing activities	(160,344)	(55)	(67,063)	67,063	(160,399)

Net cash provided by (used in) financing activities	9,966	—	67,063	(67,063)	9,966

Net increase (decrease) in cash and cash equivalents	(81,277)	273	—	—	(81,004)

Cash and cash equivalents at beginning of period	93,124	772	1	—	93,897

Cash and cash equivalents at end of period	$11,847	$1,045	$1	$—	$12,893